Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia’s Quarterly Revenue Grows 10% over Q1 2007

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – April 29, 2008 – Onvia, a leading provider of comprehensive sales intelligence, announced its first quarter financial results today. For the quarter ended March 31, 2008, revenue was $5.3 million compared to $4.9 million in the first quarter of 2007, an increase of 10%. Onvia’s net loss improved to $445,000 compared to a net loss of $1.0 million in the first quarter of 2007.

	Year 2007 - 2008 Quarterly Results (in millions, except per share data) (unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08
Revenues	$4.9	$5.2	$5.4	$5.5	$5.3
Gross margin	83%	82%	83%	81%	81%
Net income (loss)	$(1.0)	$(0.4)	$2.9	$(1.0)	$(0.4)
Basic earnings per share	$(0.13)	$(0.04)	$0.35	$(0.12)	$(0.05)
Diluted earnings per share	$(0.13)	$(0.04)	$0.33	$(0.12)	$(0.05)

“Our growth rates began to slow in the fourth quarter of 2007 due to our smaller acquisition sales force and lack of significant new products since 2005,” commented Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “In the first quarter, our growth rate was further impacted by changes we made in our sales teams’ focus. With the launch of Onvia Planning and Construction (“OPC”), we directed our sales force to prioritize building a pipeline for OPC, to concentrate on cross-sell and up-sell activities and to deemphasize advance renewals. We also accelerated the transfer of our first year clients to new account managers. The combination of these two new decisions, while positive for our future, had a negative impact on client retention and advance renewals during the quarter.”

Mr. Pickett continued, “Our clients are in the segments hardest hit by the economic slowdown; predominantly small to medium sized business in industries impacted by the soft construction market, including architects, engineers and construction companies. While it’s difficult to estimate the impact of the current economic slowdown being experienced in the construction industry, we believe our clients and prospects are reacting by purchasing fewer multi-year contracts or delaying purchasing decisions. We are taking aggressive action to accelerate our growth rates and improve our retention rates. We are increasing our investment in lead generating marketing programs and increasing the size of our acquisition sales force. We will continue to focus our sales force on accelerating adoption of OPC across our new and installed client base, and employ tactics to return first year client retention rates to planned levels.”

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Long-Range Strategic Plan

Over the last six months, Onvia developed the framework for a 3-5 year strategic plan to return to higher revenue growth rates and increase market share in the large addressable information services market. There are over 3.4 million businesses in Onvia’s market universe, and over 440,000 businesses in selected vertical markets that could benefit directly or indirectly from actionable, qualified sales leads and market intelligence. Onvia currently serves a small share of this sizeable addressable market. The five-year plan employs new technologies and data sources to innovate new, value-added services that support sales, marketing and planning initiatives for Onvia’s clients to drive their top line revenue growth. We will elaborate on our specific plans and product roadmap in the future.

Balance Sheet and Liquidity

As of March 31, 2008, Onvia had $17.3 million of cash and cash equivalents and no debt. In the first quarter of 2008, a $3.5 million deposit securing Onvia’s prior office space was released and is now included in cash and cash equivalents. Additionally, Onvia received a $2.1 million reimbursement from Onvia’s new landlord for tenant improvements related to the build-out of Onvia’s new corporate headquarters and the remaining $600,000 is expected to be received in the second quarter of 2008.

Year over year, unearned revenue decreased by 10% to $8.9 million from $9.9 million as of March 31, 2007. The reduction in unearned revenue is directly related to the decrease in advance renewals and multi-year contracts, and the decline in first year client retention rates. In 2008, Onvia expects more of its clients to renew their subscriptions closer to their contract expiration dates.

First Quarter Operating Metrics

Annual contract value and number of clients decreased compared to the fourth quarter of 2007 due the decline in first year client retention rates mentioned above.

	(unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08
Annual Contract Value (in millions)	$16.6	$17.2	$17.5	$17.6	$17.5
Total Clients	9,100	9,000	8,800	8,500	8,100
High Value Clients	8,000	8,000	7,900	7,700	7,500
Annual Contract Value per Client	$1,836	$1,920	$1,984	$2,064	$2,151
Quarterly Contract Value per Client	$2,011	$2,067	$2,163	$2,204	$2,336

Annual Contract Value

At March 31, 2008, annual contract value for client subscriptions was $17.5 million, up from $16.6 million at March 31, 2007, an increase of 6%.

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Clients

As of March 31, 2008, Onvia had approximately 8,100 clients, down from 8,500 at December 31, 2007, and 9,100 at March 31, 2007. High value clients, which exclude Onvia’s entry level Metropolitan clients, decreased to 7,500 from 8,000 clients in the first quarter of 2007. The planned investment in sales acquisition headcount and lead generating marketing programs is intended to accelerate new client acquisition.

Annual Contract Value per Client

Annual contract value per client is the average annual contract value of existing clients on an individual client basis. As of March 31, 2008, annual contract value per client was $2,151 compared to $1,836 a year ago, and $2,064 at December 31, 2007.

Quarterly Contract Value per Client

Quarterly contract value per client represents the average annual contract value of all new and renewing client transactions during the quarter. Quarterly contract value per client increased to $2,336 in the first quarter of 2008 compared to $2,011 in the first quarter of 2007, and $2,204 during the fourth quarter of 2007. In sequential quarters, quarterly contract value per client increased by 6%, the largest increase in four quarters due to the focus on cross-sell and up-sell activities and the launch of Onvia Planning and Construction.

A conference call hosted by Onvia’s management will be held today, Tuesday, April 29, 2008 at 1:30 p.m. PDT to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available on Onvia’s website or by dialing 1-800-675-9924, pass code 42908, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com

About Onvia

Onvia (NASDAQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,100 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

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Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to improve sales penetration and marketing of new and existing products; client adoption of new and higher valued products is slower than expected; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; Onvia fails to increase the number of clients and annual contract value; Onvia has overestimated the value of sales intelligence to companies; and Onvia fails to recruit, hire and retain key employees necessary to accelerate new product development and enhance sales productivity and growth.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2007 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

CONSOLIDATED BALANCE SHEETS

ONVIA, INC.

	March 31, 2008	December 31, 2007
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,291	$14,301
Accounts receivable, net of allowance for doubtful accounts of $43 and $52	1,080	1,393
Prepaid expenses and other current assets	792	549
Reimbursable tenant improvements	607	2,663
Security deposits, current portion	134	3,500

Total current assets	19,904	22,406
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $3,009 and $6,209	1,619	957
Security deposits, net of current portion	404	538
Other assets, net	2,292	1,840

Total long term assets	4,315	3,335

TOTAL ASSETS	$24,219	$25,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,445	$2,220
Accrued expenses	1,141	1,335
Obligations under capital leases, current portion	116	113
Unearned revenue, current portion	8,603	9,096
Deferred rent, current portion	15	3

Total current liabilities	11,320	12,767
LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	58	89
Unearned revenue, net of current portion	282	342
Deferred rent, net of current portion	470	279

Total long term liabilities	810	710

TOTAL LIABILITIES	12,130	13,477
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,227,161 and 8,224,383 shares issued; and 8,219,080 and 8,207,465 outstanding	1	1
Treasury stock, at cost: 8,081 and 16,918 shares	(40)	(83)
Additional paid in capital	351,495	351,268
Accumulated deficit	(339,367)	(338,922)

Total stockholders’ equity	12,089	12,264

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,219	$25,741

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

ONVIA, INC.

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
	(In thousands, except per share data)
Revenue
Subscription	$4,543	$4,192
Content license	526	572
Management information reports	222	24
Other	56	64

Total revenue	5,347	4,852
Cost of revenue	1,036	832

Gross margin	4,311	4,020
Operating expenses:
Sales and marketing	2,725	3,081
Technology and development	1,113	1,235
General and administrative	1,093	957

Total operating expenses	4,931	5,273

Loss from operations	(620)	(1,253)
Other income, net	175	242

Net loss	$(445)	$(1,011)

Unrealized gain on available-for-sale securities	—	1

Comprehensive loss	$(445)	$(1,010)

Basic and diluted net loss per common share	$(0.05)	$(0.13)

Basic and diluted weighted average shares outstanding	8,208	7,988

CONSOLIDATED STATEMENTS OF CASH FLOWS

ONVIA, INC.

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(445)	$(1,011)
Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	311	301
Loss on sale of property and equipment	—	7
Stock-based compensation	216	227
Change in operating assets and liabilities:
Accounts receivable	313	127
Prepaid expenses and other current assets	(243)	(141)
Other assets	5	1
Accounts payable	(775)	(41)
Accrued expenses	(154)	216
Idle lease accrual	—	(288)
Unearned revenue	(553)	1,003
Deferred rent	203	(6)

Net cash (used in) / provided by operating activities	(1,122)	395
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(848)	(23)
Proceeds from sales of property and equipment	3	—
Additions to internal use software	(581)	(42)
Purchases of investments	—	(1,255)
Maturities of investments	—	2,504
Return of security deposits	3,500	—
Cash received for reimbursable tenant improvements	2,056	—

Net cash provided by investing activities	4,130	1,184
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(28)	—
Proceeds from exercise of stock options and purchases under employee stock purchase plan	10	295

Net cash (used in) / provided by financing activities	(18)	295

Net increase in cash and cash equivalents	2,990	1,874
Cash and cash equivalents, beginning of period	14,301	8,430

Cash and cash equivalents, end of period	$17,291	$10,304

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unrealized gain on available-for-sale investments	$—	$(1)
Issuance of treasury stock for 401K matching contribution	(69)	(83)